EXHIBIT 10.62

March 7, 2014

Mike Ezzell

3980 E. Navigator Lane

Phoenix, AZ 85050

Dear Mike:

On behalf of the Executive Leadership of American Realty Capital Properties, Inc. (the “Company”), I am pleased to present you with this formal letter amending and rearticulating your current employment arrangement. This letter is intended to address basic employment terms related to your continuing position with the Company.

Effective March 1, 2014, your title will change to Executive Vice President of Private Capital Markets.

Your semi-monthly salary, paid on the 15th and last business day of each month, will be $14,583.33 (which equates to $350,000 on an annual basis). Additionally, you will be eligible for discretionary bonus compensation comprised of (a) an annual bonus of up to 100% of your Base Salary and (b) an annual restricted stock grant of up to 100% of Base Salary, vesting over five years from the date of such grant (collectively, the “Annual Bonus”). The Annual Bonus is at the discretion of the senior management of the Company, based on yours and the Company’s performance during the year and will be paid out during the first quarter of the following year.

The Company is an at-will employer. This means that your employment and compensation may be terminated by you or the Company at any time, for any reason or no reason. Further, this letter and any discussions that you may have had with employees at the Company do not constitute a contract of employment or an assurance of continued indefinite employment. This letter shall be governed under the laws of the State of Arizona.

Sincerely,

/S/ Don Primosch

Don Primosch
Director, Human Resources

I accept the offer of continued employment upon the terms set forth in this letter as of the date set forth below. I understand that this offer does not constitute a contract of employment or an assurance of continued indefinite employment.

Signature:	/s/ Michael Ezzell

Printed Name:	Michael Ezzell

Date:	3/7/14